Exhibit 4(c)
Execution copy
ASSUMPTION AGREEMENT
     This ASSUMPTION AGREEMENT, dated as of February 23, 2006, made by SMG Growing Media, Inc., an Ohio corporation (“SMGGM”) and Rod McLellan Company, a California corporation (“McLellan”, and together with SMGGM, collectively the “Additional Grantors”), in favor of JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the banks and other financial institutions (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.
W I T N E S S E T H :
     WHEREAS, The Scotts Miracle-Gro Company, an Ohio corporation (the “Borrower”), the Subsidiary Borrowers, the Lenders, the Administrative Agent, the Documentation Agent and the Syndication Agent have entered into a Revolving Credit Agreement, dated as of July 21, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);
     WHEREAS, in connection with the Credit Agreement, the Borrower and certain of its Affiliates (other than the Additional Grantors) have entered into the Guarantee and Collateral Agreement, dated as of July 21, 2005 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Administrative Agent for the benefit of the Lenders;
     WHEREAS, the Credit Agreement requires the Additional Grantors to become a party to the Guarantee and Collateral Agreement; and
     WHEREAS, the Additional Grantors have agreed to execute and deliver this Assumption Agreement in order that each become a party to the Guarantee and Collateral Agreement;
     NOW, THEREFORE, IT IS AGREED:
     1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantors, as provided in Section 9.14 of the Guarantee and Collateral Agreement, hereby become parties to the Guarantee and Collateral Agreement each as a Grantor thereunder with the same force and effect as if each was originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantors hereby represent and warrant that each of the representations and warranties contained in Section 5 of the Guarantee and Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.
     2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
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     IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

SMG GROWING MEDIA, INC.
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Title:	Executive Vice President and CFO

ROD MCLELLAN COMPANY
By:	/s/ Christopher L. Nagel
	Name:	Christopher L. Nagel
	Title:	Executive Vice President and CFO

Annex 1-A to
Assumption Agreement
Supplement to Schedule 1
Supplement to Schedule 2
Supplement to Schedule 3
Supplement to Schedule 4
05/05/2006 — Columbus — 9893774